                                                                   EXHIBIT 10.22



                      DATED
                      ------------------------------------





                           BONVENO.COM LIMITED                   (1)

                                   and

                           ORBITTRAVEL.COM, INC.                 (2)



                      ------------------------------------
                           EUROPEAN SPECIFIC SOFTWARE
                             DEVELOPMENT AGREEMENT

                      ------------------------------------



                                 Wragge & Co.

                                   CONTENTS
                                   --------

 Clause                         Heading                                    Page

 1  Definitions........................................................... 2
 2  Obligations........................................................... 5
 3  Development of the European Specific Software......................... 6
 4  Payment and expenses.................................................. 7
 5  Development Schedule and delays....................................... 7
 6  Testing and acceptance................................................ 7
 7  Confidentiality....................................................... 9
 8  Duration.............................................................. 9
 9  Termination........................................................... 9
10  Consequences of Termination.......................................... 10
11  Intellectual Property Rights......................................... 10
12  Limitation of Liability.............................................. 11
13  General.............................................................. 11
14  Entire Agreement..................................................... 11
15  Variations........................................................... 11
16  Waiver............................................................... 11
17  Severability......................................................... 12
18  Compliance........................................................... 12
19  Law.................................................................. 12
20  Jurisdiction......................................................... 12
21  Notices.............................................................. 12
22  Non-Solicitation of Staff............................................ 13
23  Disputes............................................................. 13

Schedule 1............................................................... 16
Schedule 2............................................................... 17

THIS AGREEMENT is made on              1999
BETWEEN:

(1) BONVENO.COM LIMITED (Registered in England & Wales No. 3831828) whose registered office is at Renaissance House, Foundation Park, Maidenhead, SL6 3UD ("Bonveno") and

(2) ORBITTRAVEL.COM, INC., a body corporate organised and existing under the laws of Delaware, U.S.A., , having its principal place of business at 100 Second Street East, Whitefish, Montana, USA 59937("Orbittravel").

RECITAL:

(A) Together with Web Travel Systems Limited, the parties are members of a joint venture agreement (the "JV Agreement") and Bonveno is the joint venture company for providing and marketing an internet based travel and leisure booking system to businesses and consumers in the European Territory.

(B) Orbittravel is, under an agreement of today's date, providing support, licences and maintenance for the European Specific Software, and development, support, licences and maintenance for the Global Software (the "Operational Agreement").

(C) Orbittravel and Bonveno have also agreed, under an agreement of today's date, a management structure, marketing policy, content sharing and distribution policy (the "Management Agreement").

(D) Orbittravel has agreed to provide software development to Bonveno for the European Specific Software on the terms and conditions of this Agreement (the "Agreement").

In consideration of the mutual covenants and undertakings set out below THE PARTIES AGREE as follows:

1    Definitions
     -----------

1.1 In this Agreement unless the context otherwise requires: "Acceptance" means the acceptance procedure set out in Clause 6.5;

     "Additional Development Fees" means the fees for Development outside the scope of the Product Plan as agreed between the parties;

     "Additional Development Specification" means a specification issued by Bonveno setting out the operational requirement of each element of the Development outside the scope of the Product Plan as agreed between the parties;

     "Application Software" has the meaning set out in the Operational
     Agreement;

     "Bonveno Service" means the Global Product and the European Specific Software;

     "Build Definitions" means the details and specifications of the component software, hardware and documentation used in the creation, development and maintenance of the Programs;

     "Business Day" means a day (other than a Saturday or Sunday) on which the banks are ordinarily open for business in the City of London;

     "Central Equipment" has the meaning specified in the Operational Agreement;

     "Change Control Procedures" has the meaning specified in the Operational Agreement.

     "Commencement Date" means

     "Confidential Information" means secret or confidential commercial, financial, marketing, technical or other information, know-how, trade secrets and other information in any form or medium whether disclosed orally or in writing before or after the date of this Agreement, together with any reproductions of such information in any form or medium or any part(s) of this information (and "Confidential" means that the information, either in its entirety or in the precise configuration or assembly of its components, is not publicly available;

     "Configuration Management" means the management of Build Definitions including a change of control procedure to be put in place between the parties, in writing, from time to time, that allows for Bonveno to submit suggestions for the Build Definitions in writing;

     "Cost Estimate" means a detailed cost estimate to be provided by Orbittravel to Bonveno in the format of the sample cost estimate form in
     Schedule 2;

     "Defect" has the meaning specified in the Operational Agreement;

     "Development Environment" means all software toolkits and software development tools used by Orbittravel in the creation, maintenance, testing, training and development of the Programs;

     "Development Schedule" means the time schedule owned, created and maintained by Orbittravel, but agreed between the parties in accordance with Clause 5.1, for the completion of the Phases of preparation, Acceptance and delivery of the European Specific Software;

     "Documentation" means the operating manuals, user instructions, technical literature and all other related materials (including without limitation, the Product Plan) supplied to Bonveno by Orbittravel for aiding the use and modification of the Programs as corrected or modified from time to time pursuant to any provision of this Agreement;

     "European Specific Software" means the developments to the Global Product in accordance with this Agreement and detailed in the Product Strategy, Product Requirement Specifications, Product Plan and specified to be implemented in the Development Schedule as European Specific Software requirements or developments requested by the issue of a Additional Development Specification by Bonveno;

     "Global Product" has the meaning set out on the Operational Agreement;

     "Intellectual Property Rights" means any patent, copyright, design right, registered design, trade mark, service mark, know-how, utility model, unregistered design or, where relevant, any application for any such right, or other industrial or intellectual property right anywhere in the world;

     "Licence" means the licence granted by Orbittravel to Bonveno under the Operational Agreement;

     "Maintenance Services" has the meaning set out in the Operational
     Agreement;

     "Phase" means a time period phase of the Development Schedule;

     "Principal Development Fees" means the fees payable by Bonveno to Orbittravel for development of the European Specific Software in accordance with Schedule 1 and as agreed in writing between the parties from time to time;

     "Product Requirement Specification" means the detailed product technical specification created by Orbittravel in accordance with the Development Schedule;

     "Product Strategy Document" means the document owned and produced by Bonveno that specifies the required functionality of both the Application Software and Host Software and which is annexed at Schedule 4 of the Operations Agreement;

     "Product Plan" means the document owned, created and maintained by Orbittravel which provides a high level functional specification of the Programs in accordance with the Product Strategy Document;

     "Program Materials" means the Programs and the Documentation;

     "Programs" has the meaning specified in the Operational Agreement;

     "Ready for Use" means fully installed, and tested and accepted in accordance with Clause 6;

     "System" means the Programs and the Equipment;

     "Technical Documents" means the more detailed technical documents that will be created and maintained by Orbittravel and used for software development covering coding, testing, integration, interfacing and quality assurance;

     "Training Plan" means the Training Plan set out in Schedule 6 of the Operational Agreement that specifies the training to be provided to Bonveno by Orbittravel on Acceptance of the Phases;

     "Use" means to load, store, run, display and use any software program provided by Orbittravel in accordance with the terms of this Agreement and "User" shall be interpreted accordingly;

     "Warranty Period" means a period of 6 months from the date of Acceptance of each stage or element of the European Specific Software;

     "Web Travel Systems Limited" has the meaning set out in the Operational Agreement;

     "Year" means a period of twelve months commencing on the Commencement Date and on each successive anniversary of the Commencement Date and ending on the day before each successive anniversary of the Commencement Date.

1.2 The headings to clauses are inserted for convenience of reference only and shall not affect the interpretation or construction of this Agreement.

1.3 Words imparting the singular shall include the plural and vice versa. Words imparting a gender include every gender and references to persons include an individual, company, corporation, firm or partnership.

1.4 The words and phrases "other", "including" and "in particular" shall not limit the generality of any preceding words or be construed as being limited to the same class as any preceding words where a wider construction is possible.

1.5 References to any statute or statutory provision shall include (i) any subordinate legislation made under it, (ii) any provision which it has modified or re-enacted (whether with or without modification), and (iii) any provision which subsequently supersedes it or re-enacts it (whether with or without modification).

1.6 All payments to be made by the parties pursuant to this Agreement must be made in Sterling unless otherwise agreed by the parties.

1.7 All of Bonveno's rights in this Agreement will be deemed to extend to Bonveno's subsidiaries.

2    Obligations
     -----------

2.1 Orbittravel hereby agrees to develop the European Specific Software in accordance with the terms and conditions of this Agreement.

2.2 Orbittravel agrees to maintain, licence and support the Programs, including the European Specific Software, in accordance with the provisions in the Operational Agreement.

2.3 In consideration of the payment by Bonveno of the Additional Development Fees and the Principal Development Fees, Orbittravel agrees to make developments to the European Specific Software in accordance with the European Specific Requirements in the Product Plan and Development Schedule; and

2.4 Orbittravel hereby agrees to provide Documentation, and training in accordance with Clause 6, for the European Specific Software upon the terms and conditions contained in this Agreement.

2.5 Should Orbittravel wish to utilise the European Specific Software, Bonveno hereby agrees to grant it a sub-licence for the Use of the same on reasonable terms and for a royalty to be agreed.

3    Development of the European Specific Software
     ---------------------------------------------

3.1 Orbittravel will provide the European Specific Software, in Phases, in accordance with the requirements of the Additional Development Specification, the Development Schedule, Product Plan and Product Strategy Document (which is set out in Schedule 4 of the Operational Agreement).

3.2 Orbittravel will produce the Product Requirement Specification derived from the Product Strategy Document for each element of the European Specific Software in co-operation with Bonveno.

3.3 Orbittravel will produce the Product Plan for the Programs in accordance with the Product Strategy Document and Product Requirement Specification and will deliver the same to Bonveno for approval.

3.4 Bonveno will communicate any amendments it requires to the Product Plan, in respect of the European Specific Software, within 14 days of its delivery (or redelivery, as the case may be) to Bonveno. Bonveno will follow the Change Control Procedures established by the Parties with regard to any such amendments.

3.5 No later than ten (10) Business Days prior to the commencement of the development of the European Specific Software in a Phase, Orbittravel shall submit a Cost Estimate to Bonveno for approval. Bonveno shall convey its approval or otherwise within 3 Business Days of delivery of the Costs Estimate.

3.6  Additional Development
     ----------------------

     (a) In the event that Bonveno requires additional European Specific Software, as set out in the Additional Development Specification, Orbittravel will if it agrees to undertake such work, be entitled to charge Bonveno at Orbittravel's preferential rate as agreed in writing between the parties from time to time.

     (b) Orbittravel will produce a Development Schedule, in respect of such additional requirements and submit it to Bonveno for its agreement (including details of the Additional Development Fees for such development) for any additional work required to implement those changes.

     (c) Upon agreement of the Development Schedule, Orbittravel will commence the Development in accordance with the Development Schedule and Additional Development Specification.

3.7 Orbittravel shall be responsible for Configuration Management and create a Build Definition for each major System release. The Build Definition will identify Host Software, Application Software and System Software, with release and version numbers.

3.8 Orbittravel will establish, support and fund a suitable Development Environment for the production and testing of the Application Software and not pass any of this cost on to Bonveno under any circumstances.

3.9 Orbittravel shall be responsible for integration of the European Specific Software with the System Software, Host Software and Application Software to form the Bonveno Service.

3.10 Orbittravel shall, where applicable, work directly with Web Travel Systems Limited to ensure proper integration is achieved between the European Specific Software, Application Software and Host Software.

3.11 Orbittravel shall bear the cost and be responsible for all software tools required for development of the Application Software.

3.12 Orbittravel shall where applicable enable remote access into the development environment for the purposes of conducting interfacing tests and other remote access tests.

4    Payment and expenses
     --------------------

4.1 The Principal Development Fees will be invoiced on Acceptance of each Phase (which Acceptance shall not be unreasonably withheld), as detailed in
     Schedule 1.

4.2 The Additional Development Fees will be invoiced on the Acceptance of each Phase (which Acceptance shall not be unreasonably withheld), as detailed in the relevant Development Schedule.

4.3 All charges properly due and payable by Bonveno under this Agreement shall be paid within thirty (30) days after the receipt by Bonveno of Orbittravel's invoice.

5    Development Schedule and delays
     -------------------------------

5.1 Orbittravel will consult with Bonveno and, within thirty (30) days after the Commencement Date, Orbittravel will provide Bonveno with a suggested timetable detailing when each of the developments to end of Phase 2 including Phase 0 and Phase 1 to the European Specific Software will take place. When both parties agree the content of the timetable, it will form the Development Schedule. Both parties may from time to time agree to reasonable changes to the Development Schedule. The Development Schedule will be documented in the Product Plan.

5.2 Orbittravel undertakes to complete each Phase by the date specified in the Development Schedule.

5.3 Orbittravel shall provide the developments to the European Specific Software Ready for Use on or before the Completion Date.

6    Testing and acceptance
     ----------------------

6.1 Orbittravel shall have full responsibility for providing final checks on the System Software, Host Software, Application Software and European Specific Software and full end-to-end System testing before release.

6.2 Orbittravel will perform regression testing as necessary to ensure that all software releases are valid at both the component level and system level.

6.3 After the developments to the European Specific Software have been fully installed on the Equipment, Orbittravel shall give to Bonveno at least 7 days' prior written notice (or such shorter notice as may be agreed between the parties) of the date (the "Testing Date") on which Orbittravel will be ready to perform acceptance tests. Bonveno may and Orbittravel shall attend such tests on the Testing Date. Orbittravel shall provide all necessary facilities to enable such tests to be carried out.

6.4 On the Testing Date Orbittravel shall process, in the presence of the authorised representatives of Bonveno, should they elect to be present, suitable test data on the Equipment using the European Specific Software.

6.5 Bonveno shall accept the European Specific Software immediately after it has correctly processed such test data by achieving the expected results, and the European Specific Software will be Accepted and released in writing by Bonveno.

6.6 The European Specific Software shall not be deemed to have incorrectly processed such test data by reason of any failure to provide any facility or function not specified in the Product Plan, the Development Schedule or Additional Development Specification.

6.7 If the European Specific Software shall fail to process such test data correctly then repeat tests shall be carried out on the same terms and conditions within a reasonable time thereafter but in any event no later than 14 days thereafter. Orbittravel shall not be entitled to make any charge for attending such repeat tests, except to the extent that such failure is not attributable to any act or omission of Orbittravel.

6.8 If such repeat tests demonstrate that the European Specific Software is not in accordance with the Product Plan, Development Schedule or Additional Development Specification then Bonveno may by written notice to Orbittravel require Orbittravel to fix (without prejudice to its other rights and remedies) a new date for carrying out further tests on the European Specific Software on the same terms and conditions as the repeat tests (save that all costs which Bonveno may incur as a result of carrying out such tests shall be reimbursed by Orbittravel). If the European Specific Software shall fail such further tests then Bonveno shall, at its option be entitled to proceed under Clause 6.9 or may by written notice require Orbittravel to retest in accordance with this Clause 6.8;

6.9 If Bonveno have elected to proceed under this Clause in accordance with Clause 6.8 above, it may by written notice to Orbittravel elect to accept the European Specific Software subject to an abatement of the fees payable, such abatement to be in such an amount as, taking into account the circumstances, is reasonable. In the absence of written agreement as to abatement within 14 days after the date of such notice Bonveno shall be entitled to reject the European Specific Software in accordance with Clause 6.10

6.10 If the parties are unable to agree an abatement of charges in accordance with Clause 6.9 above, Bonveno may by written notice to Orbittravel reject the European Specific Software as not being in conformity with this Agreement, in which event this

     Agreement shall automatically terminate and Orbittravel shall (without prejudice to Bonveno's other rights and remedies) forthwith refund to Bonveno all sums previously paid to Orbittravel under this Agreement

7    Confidentiality
     ---------------

7.1 Each party shall keep and procure to be kept secret and confidential all Confidential Information belonging to the other party disclosed or obtained as a result of the relationship of the parties under this Agreement and shall not use nor disclose the same save for the purposes of the proper performance of this Agreement or with the prior written consent of the other party. Where disclosure is made to any employee, consultant, sub-contractor or agent, it shall be done subject to obligations equivalent to those set out in this Agreement and each party agrees to ensure that if the other party so requests prior to such disclosure such employee, consultant, sub-contractor or agent enters into a deed of covenant with the other party in a form reasonably acceptable to that other party containing obligations equivalent to those set out in this Clause 7. Each party shall use its best endeavours to procure that any such employee, consultant, sub-contractor or agent complies with such obligations. Each party shall be responsible to the other party in respect of any disclosure or use of such Confidential Information by a person to whom disclosure is made.

7.2 The obligations of confidentiality in this Clause 7.2 shall not extend to any matter which either party can show:

     (a) is in, or has become part of, the public domain other than as a result of a breach of the obligations of confidentiality under this Agreement; or

     (b) was independently disclosed to it by a third party entitled to disclose the same; or

     (c) is required to be disclosed under any applicable law, or by order of a court or governmental body or authority of competent jurisdiction; or

     (d) was independently developed by that party without prior reference to any Confidential Information received directly or indirectly from the other party.

7.3 The obligations relating to confidentiality under this Agreement shall survive any termination of this Agreement.

8    Duration
     --------

8.1 This Agreement shall come into force on the Commencement Date and (subject to the provisions for earlier termination in Clause 9 below) shall continue in force thereafter unless and until either party gives to the other not less than 6 months' prior written notice of termination subject always to the provisions of Clause 9 below.

9    Termination
     -----------

     This Agreement continue in force for so long as the Operational Agreement continues and shall automatically terminate on the termination of the Operational Agreement.

10   Consequences of Termination
     ---------------------------

10.1 Upon termination of this Agreement for any reason whatsoever:

     (a) the services to be provided by Orbittravel under the Agreement shall cease and the Agreement shall terminate except to the extent to which the Agreement is required to continue in force for the purposes of Bonveno completing any contractual obligations which Bonveno has entered into prior to the date of termination and which require the use of the Programs or Orbittravel's maintenance services;

     (b) the licences granted under the Operational Agreement shall continue in full force and effect;

     (c) the agreement of the parties relating to confidentiality contained in Clause 9 of this Agreement shall continue in full force and effect and each party shall be responsible for keeping and procuring to be kept secret and confidential all of the other party's Confidential Information, and other information and know-how acquired from and through the other party under this Agreement and shall not disclose the same to any third party and shall use its best endeavours to prevent disclosure of such except as expressly permitted by this Agreement;

     (d) where either party has been a recipient of Confidential Information (the "Recipient") it shall forthwith return or procure to be returned to the other (the "Originator") at such place as the Originator directs and at the Originator's expense (or if the Originator so requires by notice in writing to the Recipient, destroy) all of the Originator's Confidential Information, (together with each and every copy of it and all literature and packaging relating to it) and shall make no further use of the Programs, literature, packaging or any of the Originator's secret or Confidential Information save for the purpose of completing any contractual obligations in accordance with Clause 10.1(a) above.

10.2 Termination shall be without prejudice to any rights of either party against the other which may have accrued up to the date of termination.

11   Intellectual Property Rights
     ----------------------------

11.1 The European Specific Software and the related Documentation and all parts thereof and all Intellectual Property Rights therein is and shall remain the property of Orbittravel

11.2 The copyright and all other intellectual property rights of whatever nature in any corrected or modified versions of the Programs made pursuant to this Agreement is and shall remain the property of Orbittravel.

11.3 Orbittravel hereby undertakes to indemnify Bonveno and to keep Bonveno indemnified fully at all times against all claims, demands, actions, proceedings, damages, losses, costs and expenses (including, without limitation, legal and other professional advisers' fees) which are made or brought against or incurred by Bonveno howsoever arising for infringement of third party Intellectual Property Rights by Bonveno's or Bonveno's customers' use of the European Specific Software.

12   Limitation of Liability
     -----------------------

12.1 Orbittravel shall indemnify Bonveno and keep Bonveno fully and effectively indemnified on demand against any loss of or damage to any tangible property or injury to or death of any person caused by: any negligent act or omission or wilful misconduct of Orbittravel, its employees, agents or sub-contractors or by any defect in the design or workmanship of the European Specific Software.

12.2 Except in respect of injury to or death of any person under Clause 12.1 (for which no limit applies) the liability of Orbittravel under Clause 12.1 in respect of each event or series of connected events shall not exceed.
     2.5 million [British pounds].

13   General
     -------

13.1 Neither party shall pledge the credit of the other party nor represent itself as being the other party, nor an agent, employee or representative of the other party and neither party shall hold itself out as such nor as having any power or authority to incur any obligation of any nature, express or implied on behalf of the other party and nothing in this Agreement shall create, or be deemed to create, a joint venture or relationship of employer and employee or principal and agent between the parties and no employee of either party shall be deemed to be or have become an employee of the other party.

13.2 Orbittravel may not assign, sub-contract, transfer, charge or otherwise dispose of all or any of its rights and responsibilities under this Agreement, without the prior written consent of Bonveno which will not be unreasonably withheld.

14   Entire Agreement
     ----------------

14.1 This Agreement contains the entire agreement between the parties in relation to its subject-matter. Each of the parties irrevocably and unconditionally waives any right it may have to claim damages for, and/or to rescind this Agreement because of breach of any warranty not contained in this Agreement, or any misrepresentation not contained in this Agreement, unless such misrepresentation was made fraudulently.

15   Variations
     ----------

15.1 No purported alteration or variation of this Agreement shall be effective unless it is in writing, refers specifically to this Agreement and is signed by a director of each of the parties to this Agreement.

16   Waiver
     ------

16.1 The rights and remedies of either party in respect of this Agreement shall not be diminished, waived or extinguished by the granting of any indulgence, forbearance or extension of time granted by such party to the other nor by any failure of, or delay by the said party in ascertaining or exercising any such rights or remedies. Any waiver of any breach of this Agreement shall be in writing. The waiver by either party of any breach of this Agreement shall not be deemed to be a waiver of any subsequent breach of that or any other provision.

17   Severability
     ------------

17.1 If at any time any part of this Agreement (including any one or more of the clauses of this Agreement or any sub-clause or paragraph or any part of one or more of these clauses) is held to be or becomes void or otherwise unenforceable for any reason under any applicable law, the same shall be deemed omitted from this Agreement and the validity and/or enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired as a result of that omission.

18   Compliance
     ----------

18.1 Each of the parties shall, and shall use their reasonable endeavours to procure that any necessary third parties shall, execute and deliver to the other party such other instruments and documents and take such other action as is necessary to fulfil the provisions of this Agreement in accordance with its terms.

19   Law
     ---

19.1 This Agreement shall be governed by, and construed in accordance with, the laws of England.

20   Jurisdiction
     ------------

20.1 Subject to Clause 23, all disputes arising out of or relating to this Agreement shall be subject to the exclusive jurisdiction of the English Courts to which the parties irrevocably submit.

21   Notices
     -------

21.1 Any notices sent under this Agreement must be in writing and may be served by personal delivery or by sending the notice by air mail post or facsimile or electronic data transmission at the address given below or at such other address as the relevant party may give for the purpose of service of notices under this Agreement and every such notice shall be deemed to have been served upon delivery if served by hand or at the expiration of 5 Business Days after despatch of the same if delivered by air mail post or at ten hours am local time of the recipient on the next Business Day following despatch if sent by facsimile or electronic data transmission.

21.2 To prove service of any notice it shall be sufficient to show in the case of a notice delivered by hand that the same was duly addressed and delivered by hand and in the case of a notice served by air mail post that the same was duly addressed prepaid and posted in the manner set out above. In the case of a notice given by facsimile or electronic data transmission, it shall be sufficient to show that it was despatched in a legible and complete form to the correct telephone number or electronic data number or address without any error message provided that a confirmation copy of the transmission is sent to the recipient by air mail post in the manner set out above. Failure to send a confirmation copy will invalidate the service of any facsimile or electronic data transmission.

21.3 Notices to Orbittravel to be sent to:
     Name:          Jeff Arcel - Vice President - Business Development
     Address:       100 Second Street East, Whitefish, MT, USA, 59937
     Fax:           (406) 863-4874
     E-mail:               jarcel@orbittravel.com


21.4 Notices to Bonveno to be sent to:
     Name:      Geoff Mullett
     Address:   Renaissance House, Foundation Park, Maidenhead, Berkshire,
                 SL6  3UD
     Fax:       (0044) 1628 413 555
     E-mail:    geoff.mullett@taslimited.co.uk

22   Non-Solicitation of Staff
     -------------------------

22.1 Each party undertakes to the other that during the term of this Agreement and for the period of 6 months after its termination, it shall not:

     (a) make any offer of employment or enter into any discussions or negotiations with a view to making any offer of employment to: any person employed by the other or any associated or parent company of the other at any time during the period of this Agreement, and with whom it has had personal contact or dealing ("Employee");

     (b) solicit or attempt to solicit services from any Employee on their own account;

     (c) have business dealings with or attempt to have business dealings with any Employee (other than pursuant to this Agreement); or

     (d) entice or attempt to entice any Employee away from the other or any associated company of the other.

22.2 Each party shall pay liquidated damages to the other if it breaches its undertaking given in Clause 22.1, the amount of such liquidated damages being calculated in accordance with Clause 22.3.

22.3 The amount of liquidated damages payable pursuant to Clause 22.2 shall be a sum equal to the gross salary of the Employee in question for the 12 month period during which the said breach of undertaking occurs and for the avoidance of doubt the parties agree that the liquidated damages referred to in this Clause 22 are a genuine pre-estimate of the loss that each party may suffer as a result of the other breaching its undertaking given in Clause 22.1.

23   Disputes
     --------

23.1 Either party may call a management meeting of the parties by service of not less than 10 Business Days' written notice and each party agrees to procure that an authorised representative of that party shall attend all such meetings called in accordance with this Clause 23.1.

23.2 Those attending the relevant meeting shall use all reasonable endeavours to resolve disputes arising out of this Agreement. If the meeting fails to resolve the dispute within 10 Business Days of its being referred to it, either party by notice in writing

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

     may refer the dispute to the Chief Executive of each party who shall co-operate in good faith to resolve the dispute as amicably as possible within 10 Business Days of the dispute being referred to them.

23.3 In the event the Chief Executives are unable to resolve the dispute within that 10 Business Day period, the parties shall consider whether or not it would be suitable to refer the matter in dispute to an arbitrator or an expert appointed by the parties or to enter into an alternative dispute resolution procedure with the assistance of a mediator appointed by the parties or, in default of agreement, by the Centre for Dispute Resolution, Prince's House, 95 Gresham Street, London EC2V 7NA (or such alternative address as may be associated from time to time with the Centre for Dispute Resolution). If the parties are unable to agree on an alternative method of resolving the dispute, either party shall be entitled to bring proceedings in accordance with Clause 20.

IN WITNESS OF THE ABOVE the parties have signed this Agreement on the date written at the head of this Agreement.


SIGNED for                       )

and on behalf of                 )  /s/ Joseph R. Cellura
                                    -----------------------------
ORBITTRAVEL.COM, INC.            )  Director/Authorised Signatory





SIGNED for                       )

and on behalf of                 )  /s/ Authorized Signatory
                                    ---------------------------------
BONVENO.COM LIMITED              )  Director/Authorised Signatory


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